Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2014 THIRD QUARTER FINANCIAL RESULTS

AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (October 24, 2014) – Eagle Financial Services, Inc. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, reported third quarter profitability and continued strong financial performance. The Board of Directors announced a quarterly common stock cash dividend of $0.20 per common share, payable on November 14, 2014, to shareholders of record on October 31, 2014.

Selected Financial Highlights:

	2014		2013
Three months ended:	Q3	YTD	Q3
Net income (000’s)	$1,386	$4,707	$1,505
Diluted EPS	$0.40	$1.37	$0.44
Net Interest Margin	4.18%	4.26%	4.28%
Loan growth (000’s)	$750	$20,795	$1,707
Allowance for loan losses to total loans	1.20%	1.20%	1.53%
Provision for loan losses (000’s)	$0	$0	$0

John R. Milleson, President and CEO, stated “This quarter’s results again include solid earnings generated by a strong net interest margin and year to date loan volume. We are pleased with the steady balance sheet growth that we have experienced thus far for 2014 and are confident that momentum will continue as the Bank looks to acquire market leaders for its upcoming retail branch in the One Loudoun development located in Ashburn, VA. This branch is scheduled to open in 2015.”

Income Statement Review

Net income was $1.4 million for the third quarter of 2014, down 6.0% from the same period one year ago and down 29.2% from the previous quarter ended June 30, 2014. The quarterly annualized return on average equity (ROE) was 7.77%, and the quarterly return on average assets (ROA) was 0.91%. Quarterly diluted earnings per share decreased to $0.40, compared to $0.57 in the previous quarter and $0.44 for the same quarter in 2013.

Net interest income for the quarter ended September 30, 2014 decreased 2.3% to $5.8 million when compared to the $5.9 million for the quarter ended June 30, 2014. Net interest income was $5.7 million for the quarter ended September 30, 2013.

Total loan interest income was $5.4 million for the quarter ended September 30, 2014 and $5.6 million for the quarter ended June 30, 2014. Average loans for the quarter ended September 30, 2014 were $464.8 million compared to $463.8 million for the quarter ended June 30, 2014. Total average accruing loans were $457.6 million for the three months ended September 30, 2014 and $457.3 million for the quarter ended June 30, 2014. For the third quarter of 2013, total average loans were $434.7 million and average accruing loans were $432.2 million. The tax equivalent yield on average loans for the quarter ended September 30, 2014 was 4.63%, down 22 basis points from 4.85% for the quarter ended June 30, 2014. The reversal of $21,000 in interest income for the loans placed on nonaccrual status during the quarter as well as the deferral of $95,000 in loan fees related to the July 1, 2014 adoption of Accounting Standards Codification 310-20 (Formerly Statement of Financial Accounting Standard 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases), contributed to the decrease in loan income and yield during the quarter. Interest income from the investment portfolio was $854,000 for the quarter ended September 30, 2014 and $806,000 for the quarter ended June 30, 2014. Average investments were $102.1 million for the quarter ended September 30, 2014 and $103.9 million for the quarter ended June 30, 2014. Interest income from the investment portfolio was $845,000 while average investments were $106.8 million for the quarter ended September 30, 2013.

Total interest expense was $480,000 for the three months ended September 30, 2014 and $488,000 for the same period ended June 30, 2014. The average cost of interest bearing liabilities decreased one basis point when comparing the quarter ended September 30, 2014 to the quarter ended June 30, 2014. The average balance of interest bearing liabilities decreased $3.0 million from the quarter ended June 30, 2014. The net interest margin was 4.18% for the quarters ended September 30, 2014 and 4.32% for the quarter ended June 30, 2014. For the quarter ended September 30, 2013, total interest expense was $627,000 and the net interest margin was 4.28%. Declining asset yields have continued to pressure the Company’s net interest margin.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%.

Noninterest income decreased $86,000 or 5.5% to $1.5 million for the quarter ended September 30, 2014 when compared to $1.6 million for the three months ended June 30, 2014. Primarily as a result of certain one-time fees during the quarter ended June 30, 2014, income from fiduciary activities decreased $151,000 or 41.7% for the quarter ended September 30, 2014 when compared to the prior quarter. Noninterest income for the quarter ended September 30, 2013 was $1.6 million.

Noninterest expense was $5.3 million for the quarter ended September 30, 2014. This represents an increase of $368,000 or 7.4% from $5.0 million for the quarter ended June 30, 2014. $90,000 of this increase results from increases in salary and employee benefit expense. Nearly half of this $90,000 increase resulted from a contract settlement due to the dismissal of an executive officer while the remainder of the increase related to both increases in annual salaries and increased level of incentive expense. $39,000 of the increase in noninterest expense results from higher levels of computer and software costs related to investments in updating the Company’s delivery channels and support systems. Other operating expenses increased $111,000 or 21.9%. This increase resulted from rises in various other expense categories including director fees, educational expenses, postage and loan related expenses. Noninterest expense increased $162,000 or 3.3% when compared to $5.2 million for the quartered ended September 30, 2013.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of loans 90 days past due and still accruing interest, nonaccrual loans, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets increased from $8.3 million or 1.38% of total assets at June 30, 2014 to $10.3 million or 1.70% of total assets at September 30, 2014. This increase resulted mostly from the increase in non-accrual loans. During the third quarter of 2014, the Bank placed 15 loans totaling $2.8 million on non-accrual status. The majority of the non-accrual loans are secured by real estate. Management regularly evaluates the financial condition of borrowers with loans on non-accrual status and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these non-accrual loans. No real estate assets had been foreclosed upon during the third quarter of 2014 while three were sold during that same period. In addition, the value of a former branch property had been reclassified to Other Real Estate Owned during the quarter ended September 30, 2014 for regulatory reporting purposes. Loans greater than 90 days past due and still accruing increased from none at June 30, 2014 to $16,000 at September 30, 2014. Nonperforming assets were $6.4 million or 1.10% of total assets at September 30, 2013.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans, but may not necessarily be nonperforming loans. At September 30, 2014, the Company had 17 troubled debt restructurings totaling $5.5 million. Approximately $4.0 million or nine loans are performing loans, while the remaining loans are on non-accrual status.

The Company realized $284,000 in net charge-offs for the quarter ended September 30, 2014 versus net recoveries of $283,000 for the three months ended June 30, 2014. The Company’s troubled credit group continues to monitor past due loans, identify potential problem credits, and develop action plans to work through its troubled loans as promptly as possible. Net charge-offs for the quarter ended September 30, 2013 were $260,000.

There were no provisions for loan losses made during the third quarter of 2014. Although non-performing loans increased during the quarter, the amount of provision for loan losses during each quarter reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio. Net recoveries of loan losses were $283,000 for the three months ended June 30, 2014 and there were no loan loss provisions for the quarter ended September 30, 2013. The allowance for loan losses was $5.6 million, or 1.20% of total outstanding loans, at September 30, 2014. At June 30, 2014 and September 30, 2013, the allowance for loan losses was $5.9 million and $6.7 million, respectively.

Total Consolidated Assets

Total consolidated assets of the Company at September 30, 2014 were $606.2 million, which represented an increase of $4.5 million or 0.7% from total assets of $601.7 million at June 30, 2014. This increase was driven mostly by increased cash balances resulting from the increase in deposits levels and the purchase of property for the Company’s newest retail branch in Loudoun County, VA. At September 30, 2013, total consolidated assets were $583.5 million. Total loans increased slightly from $464.3 million at June 30, 2014 to $465.1 million at September 30, 2014. Considering the current interest rate and competitive market environment, the Company remains diligent to both its underwriting standards and its net interest margin maintenance and accordingly is cautious about the growth it has accepted in the loan portfolio. Total loans were $438.1 million at September 30, 2013.

Deposits and Other Borrowings

Total deposits, which include brokered deposits, increased $3.1 million to $495.1 million at September 30, 2014 from $492.0 million at June 30, 2014. At September 30, 2013, total deposits were $474.5 million. The Company held $9.9 million in brokered deposits for the quarters ended at September 30, 2014, June 30, 2014 and September 30, 2013.

There was no balance of federal funds purchased and securities sold under agreement to repurchase at September 30, 2014, June 30, 2014, and September 30, 2013. Borrowings with the Federal Home Loan Bank of Atlanta were $30.0 million at September 30, 2014 and June 30, 2014. At September 30, 2013 borrowings with the Federal Home Loan Bank of Atlanta were $32.3 million.

Equity

Shareholders’ equity at September 30, 2014 was $71.3 million, reflecting an increase of $1.1 million from $70.2 million at June 30, 2014. At September 30, 2013 shareholders’ equity was $65.4 million. The book value of the Company at September 30, 2014 was $20.74 per common share. Total common shares outstanding were 3,454,336 at September 30, 2014. On October 15, 2014, the board of directors declared a $0.20 per common share cash dividend for shareholders of record as of October 31, 2014 and payable on November 14, 2014.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	3Q14	2Q14	1Q14	4Q13	3Q13

Net Income (dollars in thousands)	$1,386	$1,958	$1,363	$1,849	$1,505
Earnings per share, basic	$0.40	$0.57	$0.40	$0.54	$0.44
Earnings per share, diluted	$0.40	$0.57	$0.40	$0.54	$0.44

Return on average total assets	0.91%	1.31%	0.95%	1.25%	1.30%
Return on average total equity	7.77%	11.37%	8.22%	11.13%	9.25%
Dividend payout ratio	50.00%	33.33%	47.50%	35.19%	43.18%
Fee revenue as a percent of total revenue	18.92%	20.19%	18.34%	19.29%	21.34%

Net interest margin(1)	4.18%	4.32%	4.29%	4.17%	4.28%
Yield on average earning assets	4.51%	4.67%	4.65%	4.61%	4.73%
Yield on average interest-bearing liabilities	0.50%	0.51%	0.54%	0.65%	0.66%
Net interest spread	4.01%	4.16%	4.11%	3.96%	4.07%
Tax equivalent adjustment to net interest income (dollars in thousands)	$171	$164	$169	$174	$180

Non-interest income to average assets	0.97%	1.04%	0.94%	1.00%	1.09%
Non-interest expense to average assets	3.27%	3.32%	3.37%	3.82%	3.55%

Efficiency ratio(2)	71.91%	65.09%	67.50%	77.75%	69.63%

(1)	The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 34%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)	The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 34%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	3Q14	2Q14	1Q14	4Q13	3Q13
BALANCE SHEET RATIOS
Loans to deposits	93.93%	94.36%	94.49%	91.12%	92.32%
Average interest-earning assets to average-interest bearing liabilities	148.74%	147.29%	147.83%	147.11%	145.62%
PER SHARE DATA
Dividends	$0.20	$0.19	$0.19	$0.19	$0.19
Book value	$20.74	$20.51	$19.97	$19.57	$19.36
Tangible book value	$20.74	$20.51	$19.97	$19.57	$19.36
SHARE PRICE DATA
Closing price	$23.65	$23.60	$23.00	$22.50	$23.75
Diluted earnings multiple(1)	14.78	10.35	14.38	10.42	13.49
Book value multiple(2)	1.14	1.15	1.15	1.15	1.23
COMMON STOCK DATA
Outstanding shares at end of period	3,454,336	3,445,727	3,417,832	3,409,831	3,400,711
Weighted average shares outstanding	3,451,041	3,428,699	3,413,920	3,405,215	393,519
Weighted average shares outstanding, diluted	3,460,186	3,436,903	3,420,933	3,416,841	3,405,225
CAPITAL RATIOS
Total equity to total assets	11.76%	11.67%	11.42%	11.36%	11.21%
CREDIT QUALITY
Net charge-offs to average loans	0.24%	-0.38%	0.05%	0.10%	0.06%
Total non-performing loans to total loans	1.86%	1.37%	1.50%	1.00%	0.98%
Total non-performing assets to total assets	1.70%	1.38%	1.45%	1.04%	1.10%
Non-accrual loans to:
total loans	1.86%	1.37%	1.50%	0.99%	0.94%
total assets	1.42%	1.06%	1.15%	0.76%	0.71%
Allowance for loan losses to:
total loans	1.20%	1.26%	1.25%	1.24%	1.53%
non-performing assets	54.31%	70.56%	66.08%	90.41%	104.64%
non-accrual loans	64.75%	92.40%	83.77%	124.36%	162.70%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$16	$—	$18	$11	$147
Non-accrual loans	8,628	6,354	6,825	4,413	4,129
Other real estate owned and repossessed assets	1,644	1,967	1,809	1,646	2,144
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$310	$114	$91	$493	$385
(Recoveries)	(26)	(551)	(37)	(30)	(125)
Net charge-offs (recoveries)	284	(437)	54	463	260
PROVISION FOR LOAN LOSSES (dollars in thousands)	$—	$(283)	$283	$(767)	$—
ALLOWANCE FOR LOAN LOSS SUMMARY (dollars in thousands)
Balance at the beginning of period	$5,871	$5,717	$5,488	$6,718	$6,978
Provision	—	(283)	283	(767)	—
Net charge-offs (recoveries)	284	(437)	54	463	260
Balance at the end of period	$5,587	$5,871	$5,717	$5,488	$6,718

(1)	The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.
(2)	The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 9/30/2014	Unaudited 6/30/2014	Unaudited 3/31/2014	Audited 12/31/2013	Unaudited 9/30/2013

Assets
Cash and due from banks	$15,338	$12,405	$10,440	$14,243	$17,686
Federal funds sold	—	—	—	—	—
Securities available for sale, at fair value	101,380	102,644	106,308	104,790	104,753
Loans, net of allowance for loan losses	459,481	458,447	450,755	438,785	431,346
Bank premises and equipment, net	18,529	17,115	17,132	17,214	17,231
Other assets	11,488	11,129	11,003	11,412	12,489

Total assets	$606,216	$601,740	$595,638	$586,444	$583,505

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$151,961	$147,992	$146,517	$147,698	$143,156
Savings and interest bearing demand deposits	248,736	248,123	239,285	240,749	230,581
Time deposits	94,439	95,931	97,302	99,140	100,790

Total deposits	$495,136	$492,046	$483,104	$487,587	$474,527
Federal funds purchased and securities sold under agreements to repurchase	—	—	4,589	—	—
Federal Home Loan Bank advances	30,000	30,000	30,000	22,250	32,250
Trust preferred capital notes	7,217	7,217	7,217	7,217	7,217
Other liabilities	2,602	2,255	2,706	2,984	4,093
Commitments and contingent liabilities	—	—	—	—	—

Total liabilities	$534,955	$531,518	$527,616	$520,038	$518,087

Shareholders’ Equity
Preferred stock, $10 par value	$—	$—	$—	$—	$—
Common stock, $2.50 par value	8,588	8,561	8,517	8,482	8,449
Surplus	12,312	11,995	11,693	11,537	11,276
Retained earnings	48,834	48,104	46,797	46,082	44,879
Accumulated other comprehensive income	1,527	1,562	1,015	305	814

Total shareholders’ equity	$71,261	$70,222	$68,022	$66,406	$65,418

Total liabilities and shareholders’ equity	$606,216	$601,740	$595,638	$586,444	$583,505

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	Three Months Ended
	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013

Interest and Dividend Income
Interest and fees on loans	$5,397	$5,589	$5,331	$5,410	$5,446
Interest on federal funds sold	—	—	—	—	—
Interest and dividends on securities available for sale:
Taxable interest income	458	482	507	490	500
Interest income exempt from federal income taxes	270	278	286	296	307
Dividends	126	46	25	40	38
Interest on deposits in banks	3	1	1	5	3

Total interest and dividend income	$6,254	$6,396	$6,150	$6,241	$6,294

Interest Expense
Interest on deposits	$241	$245	$244	$259	$269
Interest on federal funds purchased and securities sold under agreements to repurchase	—	7	13	—	2
Interest on Federal Home Loan Bank advances	159	158	159	275	276
Interest on trust preferred capital notes	80	78	79	80	80

Total interest expense	$480	$488	$495	$614	$627

Net interest income	$5,774	$5,908	$5,655	$5,627	$5,667
Provision For Loan Losses	—	(283)	283	(767)	—

Net interest income after provision for loan losses	$5,774	$6,191	$5,372	$6,394	$5,667

Noninterest Income
Income from fiduciary activities	$211	$362	$299	$257	$296
Service charges on deposit accounts	332	319	333	367	377
Other service charges and fees	828	827	653	747	874
Gain on the sale of bank premises and equipment	—	—	—	—	—
Gain (Loss) on sales of AFS securities	88	6	—	65	—
Other operating income	15	46	66	44	34

Total noninterest income	$1,474	$1,560	$1,351	$1,480	$1,581

Noninterest Expenses
Salaries and employee benefits	$3,016	$2,926	$2,825	$2,974	$2,926
Occupancy expenses	319	307	337	355	336
Equipment expenses	197	167	182	169	151
Advertising and marketing expenses	159	126	132	127	150
Stationery and supplies	73	74	90	71	57
ATM network fees	175	201	157	159	157
Other real estate owned expenses	4	6	4	10	2
(Gain) loss on sale of other real estate	13	(17)	—	82	111
FDIC assessment	95	86	81	90	92
Computer software expense	252	213	199	160	185
Bank franchise tax	124	117	102	102	103
Professional fees	290	254	217	223	265
Other operating expenses	617	506	517	1,138	637

Total noninterest expenses	$5,334	$4,966	$4,843	$5,660	$5,172

Income before income taxes	1,914	2,785	$1,880	$2,214	$2,076
Income Tax Expense	528	827	517	364	571

Net income	$1,386	$1,958	$1,363	$1,850	$1,505

Earnings Per Share
Net income per common share, basic	$0.40	$0.57	$0.40	$0.54	$0.44

Net income per common share, diluted	$0.40	$0.57	$0.40	$0.54	$0.44

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Three Months Ended
	September 30, 2014			June 30, 2014			September 30, 2013
		Interest			Interest			Interest
	Avg.	Income/	Avg.	Avg.	Income/	Avg.	Avg.	Income/	Avg.
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
Assets:
Securities:
Taxable	$68,674	$2,317	3.37%	$70,225	$2,118	3.02%	$70,559	$2,142	3.04%
Tax-Exempt (1)	33,474	1,625	4.85%	33,692	1,686	5.00%	36,280	1,842	5.08%

Total Securities	$102,148	$3,942	3.86%	$103,917	$3,804	3.66%	$106,839	$3,984	3.73%
Loans:
Taxable	$450,867	$21,166	4.69%	$453,174	$22,253	4.91%	$427,895	$21,436	5.01%
Nonaccrual	7,167	—	0.00%	6,452	—	0.00%	2,494	—	0.00%
Tax-Exempt (1)	6,764	373	5.51%	4,161	247	5.94%	4,296	252	5.88%

Total Loans	$464,798	$21,539	4.63%	$463,787	$22,500	4.85%	$434,685	$21,688	4.99%
Federal funds sold	—	—	0.00%	—	—	0.00%	—	—	0.00%
Interest-bearing deposits in other banks	4,792	10	0.20%	2,315	3	0.12%	3,610	12	0.33%

Total earning assets	$564,571	$25,490	4.51%	$563,567	$26,307	4.67%	$542,640	$25,684	4.73%
Allowance for loan losses	(5,928)			(6,139)			(7,213)
Total non-earning assets	43,423			42,131			39,801

Total assets	$602,066			$599,559			$577,722

Liabilities and Shareholders’ Equity:
Interest-bearing deposits:
NOW accounts	$81,685	$85	0.10%	$86,894	$92	0.11%	$83,995	$95	0.11%
Money market accounts	96,771	111	0.11%	91,508	104	0.11%	87,209	111	0.13%
Savings accounts	68,728	36	0.05%	66,830	34	0.05%	59,788	28	0.05%
Time deposits:
$100,000 and more	34,677	179	0.51%	35,178	189	0.54%	36,486	218	0.60%
Less than $100,000	60,390	548	0.91%	61,808	562	0.91%	64,802	611	0.94%

Total interest-bearing deposits	$342,251	$960	0.28%	$342,218	981	0.29%	$332,280	$1,063	0.32%
Federal funds purchased and securities sold under agreements to repurchase	103	1	0.50%	3,184	28	0.89%	902	8	0.88%
Federal Home Loan Bank advances	30,000	631	2.10%	30,000	635	2.12%	32,250	1,091	3.38%
Trust preferred capital notes	7,217	317	4.40%	7,217	317	4.40%	7,217	313	4.34%

Total interest-bearing liabilities	$379,571	$1,908	0.50%	$382,619	1,961	0.51%	$372,649	$2,475	0.66%

Noninterest-bearing liabilities:
Demand deposits	149,776			146,527			137,136
Other Liabilities	2,031			1,378			3,389

Total liabilities	$531,378			$530,524			$513,174
Shareholders’ equity	70,688			69,035			64,548

Total liabilities and shareholders’ equity	$602,066			$599,559			$577,722

Net interest income		$23,582			$24,346			$23,209

Net interest spread			4.01%			4.16%			4.07%
Interest expense as a percent of average earning assets			0.34%			0.35%			0.46%
Net interest margin			4.18%			4.32%			4.28%

(1)	Income and yields are reported on a tax equivalent basis using a federal tax rate of 34%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013

GAAP Financial Measurements:
Interest Income - Loans	$5,397	$5,589	$5,331	$5,410	$5,445
Interest Income - Securities and Other Interest-Earnings Assets	857	806	819	831	849
Interest Expense - Deposits	242	244	244	259	269
Interest Expense - Other Borrowings	239	245	251	355	355

Total Net Interest Income	$5,773	$5,906	$5,655	$5,627	$5,670

Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$32	$21	$21	$21	$22
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	139	143	148	153	158

Total Tax Benefit on Tax-Exempt Interest Income	$171	$164	$169	$174	$180

Tax-Equivalent Net Interest Income	$5,944	$6,070	$5,824	$5,801	$5,850